Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Civista Bancshares, Inc.

We consent to the incorporation by reference in Registration Statements File No. 333-202316 on Form S‑8, File No. 333-260273 on Form S-3 and File No. 333-266320 on Form S-4 of Civista Bancshares, Inc. of our report dated March 15, 2023, relating to our audits of the financial statements and internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K of Civista Bancshares, Inc. as of and for the years ended December 31, 2022 and 2021.

/s/ FORVIS, LLP (Formerly, BKD, LLP)

Cincinnati, Ohio

April 3, 2023